Exhibit 99.1

International Stem Cell Corporation to Raise $6.3 Million through a Private Placement to Fund Phase I Clinical Trial

CARLSBAD, CA. - (Marketwired – March 10, 2016), International Stem Cell Corporation (OTCQB: ISCO), a clinical stage biotechnology company developing novel stem cell-based therapies and biomedical products , announced today it has entered into definitive agreements with two institutional healthcare investors and management for the private placement of $6.3 million of the Company’s convertible preferred stock and common stock purchase warrants to purchase up to an additional $25.7 million of the Company’s common stock. The gross proceeds for the initial purchase of securities consisted of $2.5 million in cash and conversion of $3.8 million debt. Dr. Andrey Semechkin, the Company’s Co-Chairman and Chief Executive Officer, purchased $4.3 million of the preferred stock (on the same terms as the outside investor) through conversion of the $3.8 million of indebtedness owed to him and $500,000 of cash. The closing of the offering is expected to occur on or about March 15, 2016, subject to satisfaction of customary closing conditions set forth in the Purchase Agreement.

“The recurring investment of this healthcare focused institutional investor is in support of and attests to the potential of our technology. The capital raised will help to drive our Phase 1 study of ISC-hpNSC® for the treatment of moderate to severe Parkinson’s disease. With enrollment of patients already underway, we look forward to the end of this year for preliminary safety and efficacy clinical data.” commented Dr. Andrey Semechkin, ISCO’s Co-Chairman and CEO.

Pursuant to the terms of the private placement, the Company will issue (i) 6,310 shares of Series I-1 and Series I-2 convertible preferred at a price of $1,000 per share, (ii) Series A Common Stock purchase warrants to purchase up to approximately 3.6 million shares of common stock at an initial exercise price of $3.64 per share with a term of five years, (iii) Series B Common Stock purchase warrants to purchase up to approximately 3.6 million shares of common stock at an initial exercise price of $1.75 per share with a term of six months and (iv) Series C Common Stock purchase warrants to purchase up to approximately 3.6 million shares of common stock at an initial exercise price of $1.75 per share with a term of twelve months. The Series I-1 and Series I-2 preferred stock are both convertible into shares of common stock of the Company at an initial conversion price of $1.75. $3,810,000 of the gross proceeds of this Offering will be satisfied by the forgiveness of the total principal balance of the Company’s bridge loan payable to Dr. Semechkin in the same amount.

The institutional investors have been granted resale registration rights with respect to the shares underlying the preferred stock and warrants, and all investors have been granted rights of participation in future offerings of the Company’s securities.

Rodman & Renshaw, a unit of H.C Wainwright & Co., LLC is acting as the exclusive placement agent for the offering.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an exemption from such registration requirements. The company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock underlying the securities to be sold to in this private placement to certain of the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About International Stem Cell Corporation

International Stem Cell Corporation (ISCO) is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenetic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com.

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Forward-looking Statements

Statements pertaining to anticipated developments, the expected timing and results of preclinical studies and subsequent regulatory filings, the potential proceeds upon exercise of warrants , and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

Contacts:

International Stem Cell Corporation

Russell Kern, PhD

Executive Vice President, CSO

Phone: 760-940-6383

Email: ir@intlstemcell.com

Media:

Christopher Hippolyte

Phone: (626) 942-5624

Email: chris.hippolyte@russopartnersllc.com

Tony Russo, Ph.D.

Phone: (212) 845-4251

Email: tony.russo@russopartnersllc.com